Conference call remarks made by Gerald J. Pribanic, Chief Financial Officer

     My comments this morning will focus on the progress being made in the fourth quarter, the fourth quarter forecast and resulting full year projection. Afterwards, a few comments will be made about the 1998 outlook.
     We believe our fourth quarter to date sales continue to outperform the industry with new product successes from Neptune laundry products, Hoover s new technology Wind Tunnel upright vacuum and the Steam Vacuum third generation. All of these new products are seeing strong consumer acceptance in spite of their significantly higher price points. The resulting effects are higher unit sales, higher average selling price, and improving overall earnings and margins. From operations only, we would look for earnings per share to exceed the current consensus level.
However, an anticipated treasury transaction will result in a charge which will bring us back near the current consensus.
     More specifically, we anticipate refinancing $49 million of ESOP debt which currently has a 9.35 percent coupon. This is being replaced with a much lower rate of 5.13 percent. The one-time extraordinary item to be recognized in the fourth quarter will be $5 million pre-tax or three cents per share.
     As we move into the year-end closing cycle other potential adjustments could emerge and cause further adjustments both plus and minus which are not foreseen at this time. Until then, our best estimate for full year earnings per share is around the consensus level after considering the previous mentioned debt retirement cost.
     Accepting the fact that our 1997 results are not yet finalized and the 1998 budgets still represent work in process, the outlook for 1998 looks like more good news similar to what we have seen in late 1997. 1997 was a year with a lot of new product startups and launches while 1998 should begin to yield the full year benefit of these 1997 partial year initiatives. Let me reiterate several of these:

1. The new Advanced Product Design line of top mount refrigerators was started up in the first quarter of 1997 with full retail roll out in the second quarter. Not only will we have the full year benefit for the top mounts, but the side-by-side models will begin their startup and roll out in the first quarter.

2. The new Maytag Neptune line of laundry products saw the commercial line rolled out at the end of the first quarter in 1997 with the consumer models hitting the market around mid year. All Maytag Neptune models are getting strong sell through and are expected to continue their penetration into 1998.

3. Hoover Wind Tunnel upright vacuums which were launched early in the third quarter of 1997 and will get the full year benefit in 1998. This was closely followed by Steam Vacuum III which began retail sell through around mid third quarter. Again, full year benefit in 1998 will have a beneficial effect on both the top and bottom lines especially because of their higher price points.

4. Blodgett which was acquired at the beginning of the fourth quarter of 1997 will have an additional three quarters of performance in 1998.




5. The new Rongshida Maytag line of refrigerators for the China market will startup production in the later part of 1998 and will not yield significant top line growth because of their late season introduction. This means that all of the startup costs will be borne in 1998 with very little top line growth from refrigeration to offset these startup costs.

     The net effect of all these new product initiatives is that we are currently looking for top line growth to be significantly greater than the overall industry expectations. We are looking for total top line growth to approach double digits.
     Strong top line growth can be expected to generate another year of solid cash flows. This money will first of all be used for funding internal capital projects along with modest acquisition possibilities, if the expected returns justify the project. Beyond that, share buy back will continue to be an important part of our cash use strategy. Capital expenditures are expected to be down to about $180 million.
     The bottom line expectation is for continuing improvement along with another strong positive effect on earnings per share. With a lot of unknowns still out there, we look for at least the 1998 earnings per share performance to be in the high end of the range for the current analyst's consensus. If realized, this would give another year of earnings per share improvement approaching the 20 percent mark.
     This is about the best guidance I can give you at this point until these multiple product initiatives get better seated in the business.